Exhibit p 5

CODE OF ETHICS

For Access Persons of
INSTITUTIONAL CAPITAL LLC

Restated Effective June 1, 2010, and amended effective October 1, 2010

I.           DEFINITIONS

A.	“Act” means the Investment Company Act of 1940, as amended.

B.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

C.	“ICAP” means Institutional Capital LLC.

D.	“Access person” means ICAP, any director, officer or employee of ICAP.

E.
“ICAP Stock Universe” refers to those securities on the MultiFactor Score Listing.  The MultiFactor Score Listing is a list of securities derived from a proprietary securities screening process used to identify securities for further evaluation as potential candidates for purchase in client portfolios.

F.
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.  As a general matter, “beneficial ownership” will be attributed to an access person in all instances where the person (i) possesses the ability to purchase or sell the security (or the ability to direct the disposition of the security); (ii) possesses the voting power (including the power to vote or to direct the voting) over such security; or (iii) receives any benefits substantially equivalent to those of ownership.

Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

(i)	securities held in the person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as a nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

(iv)
securities held by members of the person’s immediate family sharing the same household: “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships (the term “immediate family” also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the employee”);

(v)	securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

(vi)
securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(vii)	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(viii)	securities held by a general partnership or limited partnership in which the person is a general partner; and

(ix)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an access person beneficially owns a security should be brought to the attention of ICAP’s Compliance Officer.  Such questions will be resolved in accordance with, and this definition is subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

G.
“Control” shall be interpreted as it would be in Section 2(a)(9) of the Act.  As a general matter, “control” means the power to exercise a controlling influence.  The “power to exercise a controlling influence” is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power.  Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity shall be presumed to control such entity.

H.
“Limited offering” means an offering of securities that is exempt from registration under Section 4(2) or 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, 505 or 506 under such Act.

I.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

J.
“Security” shall have the meaning set forth in Section 2(a)(36) of the Act and shall include:  common stocks, preferred stocks, debt securities; options on and warrants to purchase common stocks, preferred stocks or debt securities; shares of open-end investment companies advised or sub-advised by ICAP, and closed-end investment companies, exchange-traded funds, futures, commodities and Related Securities.  “Related Securities” are instruments and securities that are related to, but not the same as, a security.  For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security.  The term “Security” also includes private investments, including oil and gas ventures, real estate syndicates and other investments which are not publicly traded.  The term “Security” does not include shares of open-end investment companies not advised or sub-advised by ICAP, municipal bonds, direct obligations of the Government of the United States, high quality short-term debt instruments, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments.

II.           STANDARDS OF CONDUCT

ICAP requires all employees to comply with applicable federal securities laws.  ICAP has created policies and procedures, including this Code, designed to achieve such compliance.  Failure to observe the policies and procedures outlined in the Code could result in the imposition of sanctions (including dismissal) and could constitute a criminal act in violation of, among other, federal and/or state securities laws.  ICAP requires that all employees report any violation of the Code promptly to the CCO for appropriate review and possible further actions.

A.	Confidentiality

ICAP seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in ICAP by our clients is something we value and must endeavor to protect.  Any breach of that confidence or trust could have a disastrous, long-term effect on ICAP’s client relationships.

In the course of their employment with ICAP, employees will have access to confidential information concerning ICAP, its clients and various other matters.  The proper treatment of such information is a key aspect of preserving ICAP’s integrity.  Accordingly, employees shall not disclose, directly or indirectly, confidential information to anyone other than employees and agents of ICAP who need such information to discharge their duties.

As far as investments and investment opportunities are concerned, employees should remember that their first obligation is to the client.  To meet this obligation, ICAP must ensure that all advice rendered by employees is free from any conflict of interest.  Therefore, no employee shall engage in any activity which may in any way jeopardize his or her ability to render impartial and disinterested investment counseling.  This includes scrupulously avoiding any affiliation which may influence or even appear to influence the employee’s ability to treat each client in an unbiased manner.

B.	Insider Trading

ICAP’s business depends, in part, on investor confidence in the fairness and integrity of the securities markets.  The issue of insider trading poses a serious threat to that confidence.  While there is no precise statutory definition of insider trading, the term is generally understood to mean participating in a decision to buy, sell or tender securities while in possession of material nonpublic information.  Material nonpublic information is any information (i) that is not generally available and (ii) which would be important to an investor in making a decision to buy, sell, or tender a Security.

The prohibition against trading on material nonpublic information extends to any situation where an employee participates in a decision to buy, sell or tender Securities based on material nonpublic information that they acquire from an issuer or its representatives prior to the information being made available to the public.  An employee participates in a decision to buy, sell or tender Securities if he or she influences or controls the decision.  Thus, this policy would apply to transactions in which an employee exercises investment discretion or influence even though he or she does not own the securities (such as accounts for which the employee serves as an advisor or fiduciary).  Specifically, the policy against insider trading would prohibit ICAP employees from “tipping” clients, friends, family or third parties based on their knowledge of material nonpublic information.  As used herein, “Trading” includes any Securities transactions in which an employee participated, exerted influence, “tipped” or was tipped by others.  Employees are absolutely prohibited from engaging in any activities that would fall within the above description of insider trading.

In the event an employee receives material nonpublic information regarding an issuer in the ICAP Stock Universe, the employee must immediately notify the Compliance Officer.

C.	General Fiduciary Principles

In addition to the specific principles enunciated in this Code, all access persons shall be governed by the following general fiduciary principles:

(i)	The duty at all times to place the interests of clients of ICAP above all others. Access persons must scrupulously avoid serving their own personal interests ahead of the interests of ICAP’s clients.

(ii)
The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

(iii)	The fundamental standard that no access person should take inappropriate advantage of their position with ICAP.

(iv)	Information as to what securities ICAP has recommended or will recommend is to be held in strictest confidence.

D.	Information Barriers

With regard to the above provisions of the Standards of Conduct, ICAP has put in place controls around safeguarding and monitoring information and activity that may pose potential conflicts of interest.  As stated above, ICAP maintains the ICAP Stock Universe which it utilizes in its portfolio management process.    The ICAP Stock Universe is maintained in ICAP’s parent company’s Employee Personal Security Transaction monitoring system (“EPST”). All access persons are required to preclear any security trade activity (per Section III. A.) via the EPST system.  Any trade request involving an ICAP Stock Universe security is denied by the system and can only be allowed in special circumstances with the prior approval of the CCO or his designee. ICAP’s Compliance Department reviews employee trade activity on a monthly basis for compliance with preclearance.  Additionally, the New York Life Investment Management “Master Restricted List” is maintained in the EPST system.  This list contains securities which should be monitored against both portfolio management activity as well as employee brokerage activities.  The Master Restricted List may also contain securities in which investment activity is restricted in a specific security.  Any employee activity in a Master Restricted List security is flagged and a notice is sent to the ICAP CCO or his designee for review.  Any activity relating to the Master Restricted List will be researched by ICAP Compliance and discussed with New York Life Investment Management Compliance to determine what action if any is required.

III.           PROHIBITED ACTIVITIES

A.	Access persons are prohibited from trading in any Security (as defined in Section I. J.) without preclearance from the EPST System.

B.
No access person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires any direct or indirect beneficial ownership if such Security is owned by any client of ICAP or is part of the ICAP Stock Universe.  ICAP employees are responsible for ascertaining the Securities contained from time to time in the ICAP Stock Universe list which, if the employee does not have a copy, is always available from the director of research.  If, as of April 1, 2004, an access person owned a Security that is part of the ICAP Stock Universe, such person is permitted to continue to own the Security, but with respect to the subsequent sale of such Security by the access person, the remaining provisions of this Code of Ethics shall apply.  For the purpose of this section, ownership in non-convertible, non-exchange traded debt securities of an issuer which is included in the ICAP Stock Universe is not considered prohibited provided the exact same Security is not owned by the client.

C.
An access person may sell a previously held position in a Security which becomes part of the ICAP Stock Universe until ICAP purchases such Security for a client.  At the time ICAP purchases such Securities and so long as ICAP holds such Security for a client, the access person must refrain from selling such Security until all positions in such Security are liquidated, except with the prior written approval of the Compliance Officer.

D.
No access person shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same open-ended NYLIM or other affiliated mutual fund (“NYLIM Fund”) (of which such access person has a beneficial interest) within 60 days.  The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant NYLIM Fund by the access person.  Waivers of this requirement may be granted in cases of death, disability, or other special circumstances by the CCO and in accordance with the Fund’s Policy and Procedures to Detect and Prevent Market Timing.

E.	No access person shall acquire any Securities in an initial public offering.

F.
No access person shall engage in (i) any short sale transaction, or (ii) any transaction in an option, future or an option on a future if the underlying security is part of the ICAP Stock Universe, except with the prior written approval of the Compliance Officer.

G.
Private securities transactions/limited offerings:  All employees are required to receive prior Compliance Officer approval for the purchase of any private securities transaction/limited offering.  Examples of such transactions include:  limited partnerships, investment made via an offering memorandum, direct private equity and hedge fund investments.  In determining whether approval should be granted, the Compliance Officer should consider:

(i)	whether the investment opportunity should be reserved for clients of ICAP; and

(ii)	whether the opportunity is being offered to an individual by virtue of his or her position with ICAP or ICAP's advisory relationship with any client.

ICAP’s Compliance Officer must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an access person of a private securities transaction/limited offering for at least five years after the end of the fiscal year in which the approval is granted.  In the event approval is granted, the access person must disclose the investment when he or she plays a material role in a client's subsequent consideration of an investment in the issuer.  In such circumstances, the decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

H.
All gift and entertainment activity is tracked and reviewed on a Gift and Entertainment log.  Corporate Accounting will maintain a gift and entertainment tracking log which will be received monthly and reviewed by the CFO and Compliance Officer on no less than a quarterly basis.  Senior Management will be involved in any issues on an as needed basis.

No access person shall receive any gift or other thing of value that would be considered extraordinary or extravagant or otherwise unreasonable from any person or entity that does business with or on behalf of any client of ICAP.  On occasion, an access person may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities, including companies that ICAP on behalf of its clients may be invested in or may be considering making an investment in. Acceptance of extraordinary or extravagant gifts is not permissible.  In the event an employee receives a gift, the employee must notify the Accounts Payable Clerk using the Gift Reporting Form available to all employees on the ICAP intranet site.  This information will be logged on ICAP’s Gift and Entertainment log.  This notification requirement does not apply to receiving promotional items such as pens, hats, umbrellas, logo golf balls etc.  Any questions related to the acceptance of gifts should be relayed to your business unit head for further discussion with Compliance.  Please be reminded that this is distinct from business offsite business meetings and/or events that could be considered entertainment.  Such events are not considered gifts, although still must adhere to the above stated reasonableness standard.

No access person shall give a gift to any client, potential client, person or entity that does or can potentially do business with ICAP that would be deemed extraordinary or extravagant or otherwise unreasonable.  In the event an ICAP employee wishes to give a gift to a person or company doing business with ICAP or its clients, the employee must obtain prior approval from the Chief Compliance Officer and applicable department head. The Gift Reporting Form must also be submitted to the Accounts Payable Clerk.  Please note that ICAP employs a $250 annual gift limit to plan fiduciaries and union recipients.  Please see their definition immediately following this paragraph. Any questions related to giving a gift should be relayed to your business unit head for further discussion with Compliance.  Distribution of standard promotional items such as pens, hats, umbrellas etc. are not applicable to the prior approval requirement.  Entertainment is subject to a reasonableness standard.  Please obtain prior compliance department approval for any entertainment of a public official.

Union Recipient shall include a labor union or a labor union officer, employee, agent, shop steward or other union representative, as well as union-appointed plan trustees. A consultant that is engaged by a labor union may be considered a Union Recipient; however, if the consultant is retained by a union pension plan, it will generally not be considered a Union Recipient.

Plan Fiduciary is an individual or entity having responsibility for the establishment and ongoing administration of the plan, as well as the selection of investment options and service providers. Common examples of plan fiduciaries include:
•	Plan trustee – an individual or entity that holds title to assets in trust for the benefit of plan participants and their beneficiaries. A trustee is always a fiduciary.
•	Plan administrator – a person or entity responsible for the day-to-day administration of the plan and generally designated in the plan document.
•	The employer that sponsors the plan.
•	The sponsoring employer’s board of directors.
•	Officers of the sponsoring employer who are responsible for decisions that affect the plan.

Please note that entertainment of union recipients and plan fiduciaries as described below does not count towards the $250 limit, but is still subject to a reasonableness standard.
•	Meals, lodging or transportation provided to plan fiduciaries in connection with educational or training meetings, or
•	Reasonable meals or refreshments provided to plan fiduciaries in connection with a meeting involving plan business if it would be permissible for the plan itself to pay for them.

I.
No access person shall serve on the board of directors of a publicly traded company without prior authorization from ICAP's Board of Managers based upon a determination that the board service would be consistent with the interests of clients of ICAP.  In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that company through a “Chinese wall.”

I.	All access persons must obtain preclearance from ICAP Compliance before they, their spouses or their dependent children:
•	Make a contribution to any official of a government entity;
•	Make a contribution to a political candidate;
•	Make a contribution to a political party of a state or locality;
•	Make a contribution to a political action committee;
•	Solicit contributions (i.e. fundraising activities) on behalf of a government official, political candidate, political party, or political action committee.

ICAP Compliance will maintain a record of:

•	All government entities to which ICAP has provided advisory services over the last 5 years;
•	The name, title and residential address of all Covered Associates;
•	All contributions to officials of a government entity, political party of a state or local jurisdiction, and political action committee.

IV.           EXEMPTED TRANSACTIONS

Sections III and V shall not apply to:

A.	Purchases or sales effected in any account over which an access person has no direct or indirect influence or control (e.g., a blind trust);

B.	Purchases or sales which are non-volitional on the part of either the access person or ICAP’s client accounts;

C.	Purchases which are part of an automatic dividend reinvestment plan;

D.	Purchases or sales of securities effected in ESOP accounts or similar company-sponsored retirement accounts.

E.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

F.
Purchases or sales which receive the prior approval of ICAP’s Compliance Officer because (i) they are only remotely potentially harmful to ICAP’s clients; (ii) they would be very unlikely to affect a highly institutional market; or (iii) they clearly are not related economically to Securities to be purchased, sold or held by ICAP’s clients.

V.           REPORTING

A.	All Securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by ICAP’s Compliance Officer.

B.
ICAP’s Compliance Officer shall report his or her personal Securities transactions in accordance with this Section V.   Any issues related to the Compliance Officer’s account shall be communicated directly to the President or his/her designee via the EPST process discussed below.

C.
Quarterly Transaction Reports.  ICAP employees are required to complete a quarterly transaction report.  This report is sent via the EPST system.  All responses and required information will be maintained in the EPST system.

D.
Brokerage Account Disclosure and Statements. All ICAP employees are required to disclose to Compliance the existence of any brokerage account that they have newly opened or otherwise would cause them to be subject to the Code, within 30 days.  It is suggested that any ICAP employee wishing to open a brokerage/securities account consult with Compliance prior to opening such account.  All brokerage account activity will be captured in the EPST system.  ICAP Compliance will notify its parent Compliance area (area responsible for maintaining the EPST system) who will in turn complete the “407” letter process.  The information related to this process will be maintained in the EPST system

E.
Initial Holdings Report.  In addition to the above reporting requirements, every access person shall disclose to ICAP’s Compliance Officer all personal securities holdings within ten (10) days of such person’s commencement of employment, such disclosures shall be made on the form attached hereto as Exhibit 1.  The information contained on the form must be as of a date no more than 45 days before the date the person commences employment.  Shortly after becoming an access person, such person must meet with the Compliance Officer to review the obligations imposed by this Code of Ethics.  Each such access person shall then sign an acknowledgment, attached hereto as Exhibit 2, to affirm that they have reviewed the Code of Ethics.

F.
Annual Holdings Report.  In addition to the above reporting requirements, every access person shall disclose to ICAP’s Compliance Officer all personal Securities holdings in an annual report which reflects such person’s Securities holdings.  The Annual Holdings report will be distributed via the EPST system.  Such reports will be maintained in the EPST system.

VI.           COMPLIANCE WITH THE CODE OF ETHICS

A.	All access persons shall certify annually via the EPST system that:

(i)	They have read and understand the Code of Ethics and recognize that they are subject thereto; and

(ii)	They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

B.	ICAP's Compliance Officer shall include a report in Board of Directors quarterly materials if:

(i)	Any violations occurred during the previous quarter; and/or

(ii)	If any changes to the existing Code of Ethics are recommended.

C.
On an annual basis ICAP’s Compliance Officer will include a certification stating that ICAP has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

VII.           SANCTIONS

Upon discovering a violation of this Code of Ethics, the Compliance Officer will conduct an inquiry into the circumstances and, if appropriate, will report such violation to the Board of Managers of ICAP.  Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.  The Board of Managers may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

Exhibit 1

PERSONAL SECURITIES HOLDINGS – INITIAL

In accordance with Section V. E. of the Code of Ethics, please provide a list of all securities in which you have beneficial ownership (consult pages 1 and 2 of the Code for guidance as to the definition of beneficial ownership) as of ______________________________ by completing items 1. and 2. below.

1.  Please provide a list of each applicable account as indicated below:

Name on Account	Location of Account	Account Number

2.  For each account listed above, attach the account statement listing all securities held in that account as of __________________________________.

I certify that this form and the attached statements include all of the securities in which I have a direct or indirect beneficial interest.

Access Person Signature

Dated:
Print Name

Exhibit 2
ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received and understand the Code of Ethics restated effective June 1, 2010, and represent:

1.  In accordance with the Code of Ethics, I will report all securities transactions in which I have a beneficial interest and which are required to be reported.

2.  I will comply with the Code of Ethics in all other respects.

Signature

Print Name

Dated: